CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the reference to us under the heading "Independent Accountants" in the Statement of Additional Information constituting part of Post-Effective Amendment No. 28 to the registration statement (No. 33-10327) on Form N-1A (the "Amendment") relating to State Street Research Health Sciences Fund (a series of State Street Research Financial Trust).





PricewaterhouseCoopers LLP
Boston, Massachusetts
September 28, 1999